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                                                                     EXHIBIT 3.0

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                              CUIDAO HOLDING CORP.,
                              a Florida corporation

C. MICHAEL Fisher and Edward L. Magdycz certify that:

1. They are the duly elected and acting President and Secretary, respectively, of Cuidao Holding Corp, a Florida corporation (hereinafter, "Corporation").

2. In accordance with Section 607.1007 of the Florida Business Corporation Act, the Articles of Incorporation of this Corporation shall be amended and restated to read as follows:

                                ARTICLE I - NAME

             The name of this Corporation is CUIDAO HOLDING CORP.

                       ARTICLE 2 - PURPOSE OF CORPORATION

        The Corporation shall engage in any activity or business permitted under the laws of the United States and of the State of Florida.

                          ARTICLE 3 - PRINCIPAL OFFICE

        The address of the principal office of this Corporation is 3201 W. Griffin Rd., Suite 204 Ft. Lauderdale Florida 33312 and the mailing address is P.O. Box 820, Hallandale, Florida 33008.

                            ARTICLE 4 - INCORPORATOR

     The name and street address of the incorporator of this Corporation is:

                                  Elsie Sanchez
                               343 Almeria Avenue
                          Coral Gables, Florida. 33134


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                               ARTICLE 5 OFFICERS

      The officers of the Corporation shall be:

            President:               C. Michael Fisher
            Secretary:               Edward L. Magdycz
            Chief Financial Officer: Francis X. Scanlan

whose addresses shall be the same as the principal address of the Corporation.

                              ARTICLE 6 - DIRECTORS

      The Director(s) of the Corporation shall be:

                                C. Michael Fisher

                                Edward L. Magdycz

                             Francis J. Hornik, Jr.

whose addresses shall be the same as the principal address of the Corporation.

                  ARTICLE 7 - CORPORATE CAPITALIZATION

      7.1 The Corporation is authorized to issue two classes of shares designated "Common Stock", $.0001 par value (the "Common Stock") and "Preferred Stock", $.0001 par value (the "Preferred Stock").

      The total number of shares of Common Stock authorized to be issued is 100,000,000. The total number of shares of Preferred Stock authorized to be issued is 10,000,000. Upon the amendment of this Article 7 to read as set forth herein, each 2.5 shares of outstanding Common Stock shall be reverse split into one share of Common Stock. No fractional shares shall be issued to the current shareholders of Common Stock as a result of this 1-for-2.5 reverse stock split, but instead, all fractional shares of Common Stock resulting from this 1-for-2.5 reverse stock split shall be rounded, if necessary, to the next lower whole share.

                   The Preferred Stock authorized by these Articles of Incorporation may be issued from time to time in one or more series. The Board of Directors is authorized to determine or alter any or all of the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock other than the Series A Preferred Stock described herein, and to fix, alter or reduce (but not below the number then outstanding) the number of shares comprising any such series and the designation thereof, or any of them, and to provide for the rights and terms of redemption or conversion of the shares of any such series.


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       7.2 The initial series of Preferred Stock shall comprise 100,000 shares and shall be designated "Series A Preferred Stock." The powers, designations, preferences and relative participating, optional or other special rights and the qualifications, limitations, and restrictions of, the Series A Preferred Stock shall be as follows:

               (A) Dividends. Holders of the Series A Preferred Stock are entitled to receive dividends at the rate of $.25 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) per annum, respectively, payable out of funds legally available therefor. Such dividends shall be payable only when, as, and if declared by the Board of Directors and shall be non-cumulative. No dividends (other than those payable solely in the Common Stock of the Corporation) shall be paid on any Common Stock of the Corporation during any fiscal year of the Corporation until dividends in the total amount $.25 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) on the Series A Preferred Stock shall have been paid or declared and set apart during that fiscal year.

               (B) Voting Rights. Except as otherwise required by law, holders of shares of Series A Preferred Stock will not be entitled to vote on matters submitted to a vote of stockholders of the Corporation.

               (C) Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to any person holding Common Stock or of any shares ranking junior to the Series A Preferred Stock in respect of distribution of assets, the persons holding Series A Preferred Stock will be entitled to be paid an amount in cash equal to $2.50 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares), plus all declared but unpaid dividends on such share for each share of Series A Preferred Stock then held by them. Thereafter, holders of Series A Preferred Stock will not be entitled to any further payment. If upon such liquidation, dissolution or winding up, the assets of the Corporation are insufficient to pay the holders of the Series A Preferred Stock the full amount in cash to which they shall be entitled, all legally available funds of the Corporation will be distributed to the persons holding Series A Preferred Stock in proportion to the amounts to which each such person shall be entitled as aforesaid. The Corporation will mail written notice of such liquidation, dissolution or winding up, not less than 60 days prior to the payment dates stated therein, to each person of record holding Series A Preferred Stock (by air mail if addressed outside the United States). Neither the consolidation or merger of the Corporation into or with any other corporation or corporations, nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation, will be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph (C).

               (D) Conversion Rights. The holders of Series A Preferred Stock shall have conversions rights as follows:

                      (i) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock,


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into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $2.50 by the Conversion Price (as hereinafter defined) applicable to such share, in effect on the date the certificate is surrendered for conversion. The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series A Preferred Stock (the "Series A Conversion Price") shall initially be $2.50 per share of Common Stock.

                      (ii) Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price upon the earlier of (a) the date specified by vote or written consent or agreement of holders of at least two-thirds (2/3) of the shares of such series then outstanding, or (b) immediately upon the closing of the sale of the Corporation's Common Stock in a firm commitment or best efforts public offering registered under the Securities Act of 1933, as amended (the "Securities Act"), other than a registration relating solely to a transaction under Rule 145 under such Act (or any successor thereto) or to an employee benefit plan of the Corporation, at a public offering price (prior to underwriters' discounts and expenses) equal to or exceeding $3.50 per share of Common Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares).

               If the number of outstanding shares of Common Stock have been increased or decreased since the initial subscription and payment for the Series A Preferred Stock by the holders thereof, by reason of any additional Common Stock issuance, split, stock dividend, merger, consolidation or other capital change or reorganization affecting the number of shares of Common Stock, the number of shares of Common Stock to be issued on conversion to the holders of the Series A Preferred Stock shall be adjusted so as to preserve fairly and equitably, as far as reasonably possible, the original conversion rights of the shares being converted.

               If any capital reorganization, reclassification, consolidation, merger or any sale of all or substantially all of the Corporation's assets to another individual, partnership or corporation (collectively, any "Organic Change") is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition to such Organic Change, lawful and adequate provision (in form and substance satisfactory to the holders of a majority of the Series A Preferred Stock then outstanding) will be made whereby each of the holders of Series A Preferred Stock will thereafter have the right to acquire and receive in lieu of shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Series A Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore acquirable and receivable upon conversion of the Series A Preferred Stock had such Organic Change not taken place.

               The holder of any shares of Series A Preferred Stock may exercise the conversion rights granted by this Article by delivering to the Corporation during regular business hours, the certificate or certificates for the shares to be converted, duly endorsed for


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transfer to the Corporation (if required by it), accompanied by written notice stating that the holder elects to convert such shares. Conversion shall be deemed to have been effected on the date when such delivery is made. As promptly as practicable thereafter the Corporation shall issue and deliver to, or upon the written order of such holder, at such office or other place designated by the Corporation, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled together with a scrip certificate or cash in lieu of any fraction of a share as provided hereunder. The holder shall be deemed to have become a shareholder of record on the next succeeding date on which the transfer books are open. Upon conversion of only a portion of the number of shares of Series A Preferred Stock represented by a certificate surrendered for conversion, the Corporation, upon written order and at its own expense, shall issue and deliver to the holder of the certificate so surrendered for conversion, a new certificate covering the number of shares of Series A Preferred Stock representing the unconverted portion of the certificate so surrendered.

               No fractional shares of Common Stock shall be issued upon conversion of shares of Series A Preferred Stock. If more than one share of Series A Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series A Preferred Stock, the Corporation shall, in lieu of delivering the fractional share therefor, at its option either (i) adjust the fractional interest by payment to the holder of the converted Series A Preferred Stock in an amount equal (computed to the nearest cent) to the then current market value of the fractional interest, or (ii) issue nondividend bearing and nonvoting scrip certificates for fractions of a share which would otherwise be issuable, in form and containing terms and conditions as determined by the Board of Directors, and exchangeable, within the period following the date of issue as the Board of Directors shall fix, together with other unexpired scrip certificates or like tenor aggregating one or more full shares, for share certificates representing the full share or shares.

               The Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all Series A Preferred Stock from time to time (subject to obtaining necessary director and shareholder action), and in accordance with the laws of the State of Florida, increase the authorized amount of its Common Stock if at any time the authorized number of shares of its Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the shares of Series A Preferred Stock at the time outstanding.

        7.3 No holders of shares of stock of any class shall have any preemptive right to subscribe to or purchase any additional shares of any class, or any bonds or convertible securities of any nature; provided, however, that the Board of Directors(s) may, in authorizing the issuance of shares of stock of any class, confer any preemptive right that the Board of Director(s) may deem advisable in connection with such issuance.


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        7.4 The Board of Director(s) of the Corporation may authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class, whether now or hereafter authorized, for such consideration as the Board of Director(s) may deem advisable, subject to such restrictions or limitations, if any, as may be set forth in the bylaws of the Corporation.

        7.5 The Board of Directors(s) of the Corporation may, by Restated Articles of Incorporation, classify or reclassify any unissued stock from time to time by setting or changing the preferences, conversions or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the stock.

                        ARTICLE 8 - POWERS OF CORPORATION

        The Corporation shall have the same powers as an individual to do all things necessary or convenient to carry out its business and affairs, subject to any limitations or restrictions imposed by applicable law or these Articles of Incorporation.

                          ARTICLE 9 - TERM OF EXISTENCE

        This Corporation shall have perpetual existence.

                        ARTICLE 10 - REGISTERED OWNER(S)

        The Corporation, to the extent permitted by law, shall be entitled to treat the person in whose name any share or right is registered on the books of the Corporation as the owner thereto, for all purposes, and except as may be agreed in writing by the Corporation, the Corporation shall not be bound to recognize any equitable or other claim to, or interest in, such share or right on the part of any other person, whether or not the Corporation shall have notice thereof.

              ARTICLE 11 - REGISTERED OFFICE AND REGISTERED AGENT

        The initial address of the registered office of this Corporation is The Law Firm of Lawrence J. Spiegel, Chartered, doing business as AmeriLawyer, located at 343 Almeria Avenue, Coral Gables, Florida 33134. The name and address of the registered agent of this Corporation is The Law Firm of Lawrence J. Spiegel, Chartered, doing business as AmeriLawyer, 343 Almeria Avenue, Coral Gables, Florida 33134.

                               ARTICLE 12 - BYLAWS

        The Board of Director(s) of the Corporation shall have power, without the assent or vote of the shareholders, to make, alter, amend, or repeal the Bylaws of the Corporation, but the


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affirmative vote of a number of Directors equal to a majority of the number who would constitute a full Board of Director(s) at the time of such action shall be necessary to take any action for the making, alteration, amendment or repeal of the Bylaws.

                          ARTICLE 13 - INDEMNIFICATION

        The Corporation shall indemnify its officers, directors and authorized agents for all liabilities incurred directly, indirectly or incidentally for services performed for the Corporation, to the fullest extent permitted under Florida law existing now or hereinafter enacted.

                           ARTICLE 14 - EFFECTIVE DATE

        These Articles of Incorporation shall be effective immediately upon approval of the Secretary of State, State of Florida.

                             ARTICLE 15 - AMENDMENT

        The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, or in any amendment hereto, or to add any provision to these Articles of Incorporation or to any amendment hereto, in any manner now or hereafter prescribed or permitted by the provisions of any applicable statute of the State of Florida, and all rights conferred upon shareholders in these Articles of Incorporation or any amendment hereto are granted subject to this reservation.

3. The foregoing Amended and Restated Articles of Incorporation have been duly approved by the Board of Directors of the Corporation.

4. The foregoing Amended and Restated Articles of Incorporation have been duly approved by the required vote of shareholders in accordance with Section
607.1003 and Section 607.1007 of the Florida Business Corporation Act; the total number of outstanding shares of the Corporation is 5,565,000 shares of Common Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required, such required vote being a majority of the outstanding shares of Common Stock on July 24, 1997.


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        IN WITNESS WHEREOF, we have subscribed our names this 24th day of
July, 1997

                                                  [SIG]
                                             -------------------------------
                                             C. Michael Fisher, President


                                                  [SIG]
                                             -------------------------------
                                             Edward L. Magdycz, Secretary


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